EXHIBIT 99

News Release For further information contact: Fitzhugh Taylor / Raphael Gross of ICR 203-682-8261 / 203-682-8253

Dave & Buster’s, Inc. Announces First Quarter 2014 Financial Results

Achieves Record-Setting Revenues, Adjusted EBITDA & Margins

DALLAS, TX—(BUSINESS WIRE)—June 17, 2014—Dave & Buster's, Inc., a leading owner and operator of high-volume entertainment/dining complexes for both adults and families, today announced financial results for its first quarter of 2014, which ended on May 4, 2014.

Key highlights from the first quarter 2014 compared to the first quarter 2013 include:

•	Total revenues increased 15.9% to $194.8 million from $168.2 million.
•	Comparable store sales increased 4.7%.
•	Adjusted EBITDA* increased 17.9% to $50.6 million from $42.9 million. As a percentage of total revenues, Adjusted EBITDA increased approximately 50 basis points to 26.0%.
•	Two stores were opened.

* A reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

“Our first quarter performance exceeded our expectations and marked another record-setting quarter in terms of revenues, Adjusted EBITDA, and Adjusted EBITDA margins. Comparable store sales grew 4.7% which outpaced the competitive industry benchmark by 570 basis points and lapped a 1.8% comparison from the prior year. The strength in comparable stores along with contributions from newer, non-comparable stores reflected sales growth in both our food/beverage and amusement categories and resulted in substantial operating leverage,” said Steve King, Chief Executive Officer of Dave & Buster’s, Inc.

King continued, “Our brand attributes of ‘Eat Drink Play and Watch’ which combine dining, entertainment, and sports viewing already set us apart from mainstream casual dining and guests are responding well to our promotions and media campaigns. We are also further differentiating ourselves by modernizing the exteriors, front lobbies, bars, dining areas, and Winner’s Circles of many facilities. By the end of 2014, approximately two-thirds of our stores will either be new or remodeled.”

King concluded, “So far this year, we have opened three stores. In the first quarter, we opened in both Los Angeles and the Chicago suburb of Vernon Hills, while in the second quarter we opened in Panama City Beach, FL, our first location in a primarily tourist market. We are on pace to open seven to eight stores in 2014 with a range of square footage footprints designed to appropriately meet the demand for a differentiated experience while generating exceptional returns. Over the long term, we believe that we can own and operate in excess of 200 stores in North America, which is approximately three times our current store base.”

Review of First Quarter 2014 Operating Results

Total revenues increased 15.9% to $194.8 million from $168.2 million in the first quarter of 2013. Across all stores, Food and Beverage revenues increased 14.9% and Amusements and Other revenues increased 16.7%.

Comparable store sales increased 4.7% during the first quarter of 2014. Our comparable sales increase was driven by a 4.9% increase in walk-in sales and a 3.7% increase in special events sales. Non-comparable store revenues increased by $19.8 million during the first quarter of 2014 to $31.2 million, principally fueled by 80 additional store weeks from the five stores opened in 2013 and two stores opened during the quarter.

Adjusted EBITDA increased 17.9% to $50.6 million in the first quarter of 2014 from $42.9 million in last year’s first quarter. As a percentage of total revenues, Adjusted EBITDA increased approximately 50 basis points to 26.0%.

Development

We plan to open seven to eight new stores in 2014. Our next planned opening is in the Hollywood area of Los Angeles during the third quarter with the remaining stores scheduled to open in the fourth quarter.

Total capital expenditures (net of tenant improvement allowances) are expected in the $97 million to $107 million range and include development costs for store openings, several remodeling and related projects, new games and maintenance capital.

Conference Call

Management will hold a conference call to discuss these results today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The conference call can be accessed over the phone by dialing 1-800-263-0877 or for international callers by dialing 1-719-325-4827. A replay will be available after the call for one year beginning at 1:00 p.m. Central Time (2:00 p.m. Eastern Time) and can be accessed by dialing 1-877-870-5176 or for international callers by dialing 1-858-384-5517; the passcode is 5065618.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's is a leading owner and operator of 69 high-volume entertainment/dining complexes that provide both adults and families the opportunity to “Eat Drink Play and Watch” all in one location. We offer a full menu of “Fun American New Gourmet” entrées and appetizers, a full selection of non-alcoholic and alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 26 states and Canada. For additional information on Dave & Buster's, please visit www.daveandbusters.com.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.

DAVE & BUSTER'S INC.

Condensed Consolidated Balance Sheets

(in thousands)

ASSETS	May 4, 2014	February 2, 2014
	(unaudited)	(audited)
Current assets:

Cash and cash equivalents	$60,888	$38,080
Other current assets	54,281	52,396

Total current assets	115,169	90,476

Property and equipment, net	394,705	388,093

Intangible and other assets, net	371,859	372,817

Total assets	$881,733	$851,386

LIABILITIES AND STOCKHOLDER'S EQUITY

Total current liabilities	$121,882	$113,044

Other long-term liabilities	129,748	121,757

Long-term debt, less current liabilities, net unamortized discount	342,011	342,325

Stockholder's equity	288,092	274,260

Total liabilities and stockholder's equity	$881,733	$851,386

DAVE & BUSTER'S, INC.

Condensed Statements of Operations

(in thousands)

(unaudited)

	13 Weeks Ended		13 Weeks Ended
	May 4, 2014		May 5, 2013

Food and beverage revenues	$92,982	47.7%	$80,911	48.1%
Amusement and other revenues	101,841	52.3%	87,244	51.9%
Total revenues	194,823	100.0%	168,155	100.0%

Cost of products	37,053	19.0%	32,364	19.2%
Store operating expenses	99,343	50.9%	85,620	51.0%
General and administrative expenses	10,465	5.4%	9,724	5.8%
Depreciation and amortization expense	17,287	8.9%	16,910	10.1%
Pre-opening costs	2,444	1.3%	872	0.5%
Total operating costs	166,592	85.5%	145,490	86.6%

Operating income	28,231	14.5%	22,665	13.4%
Interest expense, net	7,521	3.9%	8,142	4.8%

Income before provision (benefit) for income taxes	20,710	10.6%	14,523	8.6%
Provision (benefit) for income taxes	7,201	3.7%	4,494	2.7%
Net income	$13,509	6.9%	$10,029	5.9%

Other information:
Company-owned and operated stores open at end of period	68		61

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	May 4, 2014		May 5, 2013

Total net income	$13,509	6.9%	$10,029	5.9%
Add back: Interest expense, net	7,521		8,142
Provision (benefit) for income taxes	7,201		4,494
Depreciation and amortization	17,287		16,910
EBITDA	45,518	23.4%	39,575	23.5%
Add back: Loss on asset disposal	293		504
Share-based compensation	274		277
Currency transaction (gain) loss	(14)		53
Pre-opening costs	2,444		872
Reimbursement of affiliate and other expenses	170		205
Deferred amusement revenue and ticket
redemption liability adjustments	1,470		1,346
Transaction and other costs	458		100
Adjusted EBITDA (1)	$50,613	26.0%	$42,932	25.5%

NOTE

(1) EBITDA, a non-GAAP measure, is defined as net income (loss) before income tax provision (benefit), interest expense (net) and depreciation and amortization. Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA plus (gain) loss on asset disposal, share-based compensation expense, pre-opening costs, reimbursement of affiliate expenses, and other non-cash or non-recurring charges. The company believes that EBITDA and Adjusted EBITDA (collectively, “EBITDA – Based Measures”) provide useful information to debt holders regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA – Based Measures are used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to “Consolidated EBITDA” as defined in our senior secured credit facility and indentures relating to the Company’s senior notes. Neither of the EBITDA – Based Measures are defined by GAAP and neither should be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. EBITDA and Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.